Exhibit 10.31

THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This Third Amended and Restated Employment Agreement (“Agreement”), effective as of the date specified in Section 1 below, is by and between Plains All American GP LLC (the “Company”) and Greg L Armstrong (“Armstrong” or the “Employee”). The Company and the Employee are at times referred to collectively as “the Parties.” For purposes of this Agreement, the term “Company Group” means Plains GP Holdings, L.P., PAA GP Holdings LLC (“GP Holdings”), the Company and all of the entities over which the Company has or exercises direct or indirect control, including Plains All American Pipeline, L.P. and its subsidiaries.

WITNESSETH

WHEREAS, Armstrong and the Company were parties to that certain Amended and Restated Employment Agreement dated as of the 30th day of June, 2001, as modified by Waiver Agreements dated August 12, 2005, December 23, 2010 and October 21, 2013 (the “Original Agreement”);

WHEREAS, Armstrong and the Company amended and restated the Original Agreement by entering into that certain Second Amended and Restated Employment Agreement between Armstrong and the Company dated as of October 1, 2018 (the “Prior Agreement”);

WHEREAS, Armstrong is currently serving as non-executive Chairman of the Board pursuant to the terms of the Prior Agreement, which provides that such arrangement will end on December 31, 2019;

WHEREAS, on November 21, 2019, the Board of Directors of PAA GP Holdings LLC appointed Mr. Armstrong to continue to serve as a Director for an additional two-year term and also approved a two-year extension of his employment with the Company; and

WHEREAS, the Company and Armstrong desire to amend and restate the Prior Agreement by entering into this Agreement, which sets forth their mutual agreement and understanding related to the continued employment of Armstrong and certain related matters as set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions herein contained, the Parties agree as follows:

1.Employment; Prior Agreement.

(a)Effective January 1, 2020 (the “Effective Date”) and subject to the terms hereof, Armstrong hereby (i) resigns his position as non-executive Chairman of the Board, and (ii) continues his employment with the Company as a Senior Advisor to the Chief Executive Officer of the Company (“CEO”). During the Term (as defined below), Armstrong agrees to devote such time and energy as may be reasonably necessary to perform the duties and responsibilities requested by the CEO of the Company.

(b)The Parties acknowledge and agree that except as may be expressly provided for hereunder (i) this Agreement shall govern the duties, obligations and rights of the Parties with respect to Armstrong’s employment by the Company during the Term, (ii) the Prior Agreement shall govern the duties, obligations and rights of the Parties with respect to Armstrong’s employment by the Company during the period from October 1, 2018 through the Effective Date, and (iii) the Original Agreement shall govern the duties, obligations and rights of the Parties with respect to Armstrong’s employment by the Company prior to October 1, 2018. Accordingly, the Parties acknowledge and agree that by virtue of their execution and delivery of this Agreement neither Party shall be deemed to have waived any of its rights or claims under the Original Agreement or the Prior Agreement with respect to Armstrong’s employment by the Company prior to the Effective Date.

2.Term. The term of Armstrong’s employment with the Company as provided hereunder (the “Term”) shall commence on the Effective Date and terminate on December 31, 2021; provided, however, that (a) Armstrong may terminate his employment with the Company as of any date prior to December 31, 2021 by giving written notice to the Company at least two weeks prior to the effective date of such termination, (b) at the direction of the Board, the Company may terminate Armstrong’s employment with the Company as of any date prior to December 31, 2021 by giving written notice to Armstrong at least two weeks prior to the effective date of such termination, and (c) Armstrong’s employment relationship with the Company shall automatically terminate in the event of his death. The date as of which the employment relationship terminates shall constitute the “Termination Date” for purposes hereof.

3.Compensation and Benefits.

(a)Armstrong shall be paid a monthly salary that equates with an annual payment of $250,000, payable semi-monthly in cash for so long as Armstrong is employed by the Company under the terms of this Agreement. During the Term, Armstrong shall remain eligible to participate in all employee benefit plans generally available to employees of the Company (including, without limitation, all health and medical benefit plans).

(b)Armstrong will be entitled to receive prompt reimbursement for all reasonable expenses, including travel and entertainment expenses, incurred by him during the Term in connection with (i) his service as Senior Advisor to the CEO as contemplated hereunder, (ii) his prior service as non-executive Chairman of the Board pursuant to the Prior Agreement, and (iii) the provision by Armstrong of any assistance with litigation or investigations as contemplated by Section 6 hereof; it being specifically agreed that such reimbursement obligation shall cover and include any costs or expenses incurred by Armstrong for private aviation services associated with travel on Company related business.

(c)The Company will provide Armstrong with a private office, parking space, electronic equipment, administrative support and such other facilities and services as reasonably necessary for Armstrong to adequately and efficiently perform services hereunder and that are comparable to similar services, support and facilities provided to Armstrong under the Prior Agreement; provided, however, it is understood and agreed that the Company’s obligation to provide dedicated administrative support to Armstrong ([name]) shall run through August 2020 and, thereafter, the Company will provide non-dedicated administrative support to Armstrong as needed in connection with the performance of his duties hereunder. Within 30 days following the expiration of the Term, Armstrong shall return all keys, access badges and Company credit cards to the Company; provided, however, that Armstrong shall be entitled to retain any computers, iPhones, iPads, printers, monitors and similar Company issued equipment used by him in connection with this employment (with Company data and software to be removed by the Company).

4.Indemnity. Notwithstanding anything herein to the contrary, Armstrong shall remain a full beneficiary with respect to any obligation of any member of the Company Group (as such obligation exists as of the Effective Date with respect to active officers and employees of such member) to indemnify, keep well and hold harmless or similarly protect Armstrong against third-party claims.

5.Access to Certain Information; Confidentiality Obligations.
(a)During the Term and for a period of two years following the Term, except to the extent not permitted by applicable law or the terms of any agreements entered into by any member of the Company Group with third party service or information providers, the Company agrees that Armstrong shall have the right to (i) receive copies of any materials and analyses prepared by the Company’s market fundamentals group (together with Company personnel performing similar functions, the “Fundamentals Group”) and (ii) request special research or analyses from the Fundamentals Group; it being understood and agreed that (A) the Fundamentals Group shall give priority to research and analysis requested or required by any member of the Company Group, (B) special research and analyses requests by Armstrong may not be unduly burdensome, and (C) any information or materials provided by the Fundamentals Group to Armstrong shall be and remain the property of the Company Group and shall be subject to the confidentiality obligations referenced in Section 5(b) immediately below.
(b)Armstrong acknowledges and agrees that (i) the confidentiality and non-disclosure obligations set forth in Section 6 of the Original Agreement are incorporated herein by reference and shall remain in full force and effect during the Term and for a period of five years following the Termination Date and (ii) any information or materials provided by the Fundamentals Group to

Armstrong pursuant to Section 5(a) above shall constitute “confidential information” obtained by Armstrong that is subject to such confidentiality and non-disclosure obligation (including the exceptions therefrom set forth in the proviso clause of Section 6 of the Original Agreement) until the fifth anniversary of the Termination Date.

6.Cooperation with Litigation. Armstrong agrees to render reasonable assistance to the Company in connection with any litigation or investigation relating to the business of the Company Group. Such assistance shall include, but not be limited to, attending meetings, assisting with discovery responses, giving depositions and making court appearances. The Company shall use commercially reasonable efforts to schedule such assistance at times and places that do not present scheduling issues for Armstrong. The Parties agree that Armstrong shall render the first 100 hours of assistance pursuant to this Section 6 in exchange for the consideration described in Section 3 hereof; provided, however, that with respect to any assistance provided by Armstrong pursuant to this Section 6 in excess of 100 hours, the Company and Armstrong shall agree upon reasonable and appropriate consideration to be paid by the Company to Armstrong.

7.COBRA Payments. The Company will, after the Termination Date, reimburse Armstrong for all costs of maintaining health insurance benefits for Armstrong and his family under, and for the maximum time period allowed by, COBRA at such time; provided, however, that such reimbursement obligation shall not extend beyond the first to occur of (i) the date on which Armstrong first becomes eligible to receive benefits under Medicare, or (ii) the date that is 18 months following the Termination Date.

8.Amendment; Governing Law; Jurisdiction. This Agreement supersedes any and all oral agreements and can only be modified by the Parties in a writing signed by both Parties expressly stating a specific intent to modify this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. The Parties hereby submit to the exclusive jurisdiction of the state courts of Texas, located in Harris County.

9.Section 409A Compliance. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Internal Revenue Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (“Section 409A”). If the Parties determine that any payments or benefits to be made or provided hereunder do not comply with Section 409A, the Parties agree to interpret or amend this Agreement or take such other actions as reasonably necessary or appropriate to either (i) remove such payments or benefits from the ambit of Section 409A or (ii) render such payments or benefits compliant thereunder, in any case while preserving to the extent possible the economic agreement of the Parties. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if the Employee’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to the Employee (or the Employee’s estate, if applicable) until the Section 409A Payment Date. The term “Section 409A Payment Date” means the earlier of (a) the date of the Employee’s death or (b) the date that is six months after the date of the Employee’s separation from service with the Company (as determined in accordance with Section 409A).

10.Notices. For purposes of this Agreement, notices and all other communications shall be in writing and shall have been duly given when personally delivered or when mailed by United States certified or registered mail, or transmitted electronically, addressed as follows:

If to the Company:

Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Jim Tillis, VP - Human Resources
Telephone:
Facsimile:
E-mail:

With a copy to:

Plains All American GP LLC
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Richard K. McGee, General Counsel
Telephone:
E-mail:

If to the Employee:

Greg L. Armstrong

Telephone:
Email:

11.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

__________________________________
Greg L. Armstrong

PLAINS ALL AMERICAN GP LLC

By: ________________________________
Richard McGee
Executive Vice President